Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cal-Maine Foods, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Other	2,978,740	$92.75	$276,278,135.00	0.0001531	$42,298.18
Fee Previously Paid

Carry Forward Securities
Carry Forward Securities

Total Offering Amounts						$276,278,135.00		$42,298.18
Total Fees Previously Paid								0.00
Total Fee Offsets								0.00
Net Fee Due								$42,298.18

(1) These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in Cal-Maine Foods, Inc.’s Registration Statement on Form S-3ASR (File No. 333-286548), which was filed on April 15, 2025, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2) Represents shares of Common Stock offered and sold by the Selling Stockholders named in this prospectus supplement.